Exhibit 99.3

Q&A
Operating Results for Second Quarter 2009
August 10, 2009

The Federal Home Loan Bank of San Francisco announced its operating results for the second quarter of 2009 on August 7, 2009. The results were prepared from unaudited financial information for the quarter ended June 30, 2009. This Q&A discusses some aspects of the Bank's operating results for the second quarter.

1. What was the Bank's net income for the second quarter of 2009?

Our net income for the second quarter of 2009 was $303 million. Net interest income for the quarter was $484 million, and other income was a net loss of $39 million. The net loss in other income primarily reflected a credit impairment charge of $88 million related to certain non-agency mortgage-backed securities (MBS). The net loss in other income also reflected net interest expense on derivative instruments used in economic hedges of $140 million, which was offset by net interest income on the related economically hedged instruments.

The losses in other income were partially offset by net gains of $186 million associated with derivatives, hedged items, and financial instruments carried at fair value. In general, net gains or losses on these financial instruments are primarily a matter of timing and will generally reverse through changes in future valuations and settlements of contractual interest cash flows over the remaining contractual terms to maturity, or by the exercised call or put dates.

2. Why did the Bank realize additional other-than-temporary impairment (OTTI) losses on certain non-agency MBS?

For the second quarter of 2009, we realized a credit impairment charge of $88 million in other income on our income statement and recognized a non-credit-related impairment of $1.2 billion in other comprehensive income (OCI) on our balance sheet in relation to certain non-agency MBS in our held-to-maturity portfolio.

Ongoing weakness in housing markets and housing prices, and the expectation that this weakness will persist for at least the near term based on current observations of the regional and national economies, continued to affect the current and projected credit quality of the loan collateral underlying certain MBS in the Bank's held-to-maturity portfolio. Changes in the external environment also led the Bank to assume more moderate rates of housing price recovery in the cash flow models used to analyze these MBS as of June 30, 2009. All of these factors contributed to higher projected loss rates on the collateral supporting some of the Bank's non-agency MBS, which required the Bank to write down the securities to fair value. The continuing severe lack of liquidity in the MBS market also adversely affected the valuation of these MBS.

3. Does the Bank expect to recover any of these fair value losses in the future?

Yes, because we intend to hold all of the affected securities to maturity. The amount of the non-credit impairment for each security will be accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security. There is no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected. As of June 30, 2009, the total amount of non-credit-related impairment recognized in OCI was $2.7 billion, and the estimated weighted average life of the affected securities was approximately three years.

4. What is other comprehensive income (OCI)? What is the significance of recording impairment losses in OCI?

Other comprehensive income is a component of equity. Under generally accepted accounting principles, certain income and expense items are not recognized in net income but instead are shown as separate items in the equity section of the balance sheet. For the Bank, OCI primarily reflects the non-credit-related portion of any OTTI on its MBS portfolio. As described in question 3, the impairment losses recognized in OCI will be reduced over the lives of the affected securities.

5. Is the Bank meeting all of its regulatory capital requirements?

As of June 30, 2009, we were in compliance with all of our regulatory capital requirements. Our total regulatory capital-to-assets ratio was 6.11%, exceeding the 4.00% requirement, and our risk-based capital was $14.6 billion, exceeding our $8.2 billion requirement.

Regulatory capital includes retained earnings, capital stock, and mandatorily redeemable capital stock (which appears as a liability on the statements of condition) and excludes accumulated other comprehensive income.

6. Does the Bank expect to have more OTTI charges in future quarters?

It is not possible to predict whether we will have more OTTI charges in the future, since that will depend on many factors, including economic, financial market, and housing market conditions and the actual and projected performance of the loan collateral underlying our MBS.

7. Did the Bank's Board of Directors declare a dividend for the second quarter?

On July 30, 2009, the Bank's Board of Directors declared a cash dividend for the second quarter of 2009 at an anuualized rate of 0.84%. The Bank will record and pay the second quarter dividend during the third quarter.

8. Why is the Bank paying the second quarter dividend in cash, rather than in stock form?

We are paying the dividend in cash rather than stock to comply with Federal Housing Finance Agency rules, which do not permit us to pay dividends in the form of capital stock if the amount of excess capital stock exceeds 1% of the Bank's total assets. As of June 30, 2009, the Bank's excess capital stock totaled $4.6 billion, or 2% of total assets.

9. Does the Bank expect to pay a dividend from now on?

The Bank's Board of Directors will continue to monitor the condition of our MBS portfolio, our overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information in determining the status of dividend payments in future quarters.

10. Why did the Bank decide not to repurchase excess capital stock on July 31, 2009? When will the Bank start repurchasing excess capital stock again?

Given the ongoing potential for additional OTTI charges because of uncertainty regarding future conditions in the mortgage and credit markets, we believe it is essential to continue to preserve the Bank's capital.

We have not made a decision regarding the repurchase of excess capital stock on October 30, 2009, the next regularly scheduled repurchase date. We will continue to monitor developments in the mortgage and credit markets and other relevant information in determining the status of capital stock repurchases in future quarters.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This Q&A contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates and other-than-temporary impairment charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "intend," "expect," "will," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 91, SFAS 115, SFAS 133, and SFAS 159, and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.